Exhibit 99.1
Posted October 23, 2006
FREQUENTLY ASKED QUESTIONS ADDENDUM
OCTOBER 23, 2006
1.	What will happen to the JLG Industries, Inc. Employees’ Retirement Savings Plan (the “Plan”) following the merger?

We do not know at this time how Oshkosh intends to handle employee benefits, including JLG’s 401(k) Plan. Oshkosh currently sponsors a savings plan similar to our Plan for its employees.

Even if Oshkosh does not continue our Plan or permit any future contributions to be made to the Plan, your Plan account will still remain in the trust and you will continue to be able to change your investment allocations.

2.	Will all Company contributions to the Plan become automatically vested as of the closing of the merger?

No. Company 401(k) contributions (both matching contributions and profit-sharing contributions) to the Plan will continue to vest according to the vesting schedule set forth in the Plan, which is generally 25% per year for each of your first four years of service with the Company. If you have at least four years of service with JLG, you are fully vested in your matching and profit-sharing contributions to the Plan.

Following the merger, Oshkosh will determine whether to change the vesting schedule in the Plan with respect to Company matching and profit-sharing contributions. However:
•	Any change would not apply to any amount that is already vested;

•	Your pre-merger JLG service will be counted in determining when you vest in your Company matching and profit-sharing contributions at least to the same extent that it would have counted under the Plan;

•	Company matching and profit-sharing contributions cannot vest slower than under either a three-year “cliff” vesting schedule (where you are 100% vested after three years of service) or a six-year “graded” vesting schedule (where you vest in 20% of your benefit each year beginning at the end of your second year of service); and

•	If you have at least three years of service with the Company, any changes that extend the vesting schedule would not apply to you.
Of course, your employee contributions and any rollover contributions to the Plan are, and will remain, fully vested at all times.

Posted October 23, 2006
3.	When the units of JLG stock in my Plan account are exchanged for cash — does the cash get reallocated? If so, does it get reallocated according to current investments? Does the same happen for the money in the ESOP account?

Any amounts in your Plan account that are invested in the Company stock fund on the date of the merger will be converted into cash. This cash will be “mapped” into one or more of the other investment options available under the Plan, as determined by the Plan’s Administrative Committee. The Administrative Committee has not yet determined how this mapping will occur, but will advise you as soon as practicable after this decision is made. If you wish, after the cash is mapped, you may reallocate it among the then available investment options.

You should also be aware that, because the JLG stock fund in the Plan is a “unitized” fund that holds JLG stock and a small percentage of cash, you will not receive exactly $28 for each unit that you hold in the JLG stock fund. (The Summary Plan Description of the Plan explains the unitized nature of the JLG stock fund in some detail.)

Oshkosh will determine whether to offer stock of the combined company as an investment option in the Plan following the closing of the merger.

4.	Can I change my 401(k) investment portfolio allocations during the time before the merger closes?

At present, you may continue to change the allocations of the investments in your Plan account in the same manner as you could before the merger was announced. However, at some point before the merger closes, there may be restrictions on your ability to trade in all or, perhaps, certain of the investment options currently offered under the Plan. In particular, trading in the JLG stock fund will likely be frozen before the merger closes. You will be provided with as much notice as is practicable of any such restrictions.

5.	Will the 2006 profit-sharing contribution be made to the Plan?

Yes, for the period of 2006 that occurs before the merger, a profit sharing contribution is expected to be paid prior to closing.

6.	How will the stock be listed, under JLG or Oshkosh?

Until the merger, our stock will continue to be listed as JLG on the New York Stock Exchange. JLG stock will not be listed after the merger. JLG will be a wholly owned subsidiary of Oshkosh. Oshkosh is listed on the NYSE.

7.	What do I have to do with the JLG stock certificates that I have in my possession (those restricted shares vested but not yet exercised)?

Shortly after the merger closes, you will receive a transmittal letter regarding your JLG stock certificates. This letter will provide you with instructions as to where to send your JLG stock certificates to receive the cash payment of $28 per share.

Posted October 23, 2006
You should be aware that you will be responsible for paying any income and employment taxes that you may owe on these amounts, and that any amounts that the Company withholds may not be sufficient to cover these taxes. You should consult your tax advisor for more information regarding personal tax issues.

8.	How will the process work for those who have stock options that are going to vest on date of sale?

Shortly after the merger closes, you will receive a check equal to $28 times the total number of shares that you have the option to purchase, minus the aggregate exercise price of those option shares and applicable withholding. It is unclear whether you will be required to submit your option agreements or any exercise forms to receive this payment. However, even if you do not submit your option agreements or any exercise forms, you will be acknowledging that your JLG stock options have been canceled when you cash or otherwise retain or deposit the check.

You should be aware that you will be responsible for paying any income and employment taxes that you may owe on these amounts, and that any amounts that the Company withholds may not be sufficient to cover these taxes. If you wish to change your current withholding, please contact your Human Resource Department. You should also consult your tax advisor for more information regarding personal tax issues.

9.	How will welfare and fringe benefits, such as health care coverage and paid vacation, be handled before and after the merger?

Before the merger, JLG will continue to run its business as usual, and as a result, our existing insurance and other benefits arrangements will be kept in place.

The open enrollment period for the 2007 calendar year is currently under way and will continue without interruption. You should review your current benefit elections and submit any changes to your elections notwithstanding the merger.

After the merger, integration teams will be launched with members from both companies on each team in order to evaluate all aspects of JLG’s programs, policies and procedures and determine next steps. Oshkosh is expected to recognize any unused vacation time that you have accrued before the merger. In addition, you will be given credit for any deductible or co-payment amounts paid with respect to the calendar year in which the merger occurs and any waiver or satisfaction of any preexisting condition or waiting period limitation that was recognized under JLG’s programs will also be recognized under any alternative Oshkosh program.

Posted October 23, 2006
10.	How will the merger affect the payment of bonuses?

Before the merger, JLG will continue to pay bonuses in accordance with the terms of our existing programs. After the merger, Oshkosh will determine whether to continue these programs or offer alternative programs to Team Members.

11.	What is the pay structure at Oshkosh Truck Corporation?

We do not have detailed knowledge of the Oshkosh Truck Corporation’s pay structure.

12.	Will we be having any upper management explanations?

Beginning with Bill Lasky’s webcast, upper management began the rollout process of communications in all of our facilities throughout the world. While there are no plans at this time for further presentations, everyone is encouraged to utilize our open door policy and talk with anyone on the JLG management team, as well as utilizing oshkoshquestions@jlg.com to pose questions and receive answers. Questions received by Wednesday of any given week will be included in the FAQ posting on the following Monday if at all possible.

13.	Was this a hostile take over?

No, this was not a hostile take over. Oshkosh senior management approached JLG senior management on a friendly basis, expressing their interest in acquiring JLG through a transaction negotiated between the parties.

14.	If the buyer approached JLG in August — why were the Team Members not told until the sale was complete?

This is a complicated issue, with several elements to the answer. When Oshkosh first approached JLG, JLG was not for sale and we were operating under the oversight of the Board of Directors and according to our strategic plan. From the Board of Directors’ perspective, JLG continued not to be for sale, even as discussions continued through late Summer and early Fall. It was only until very recently, after factoring in all JLG constituents — including shareholders, Team Members, customers, suppliers and the communities in which we operate — that the Board made the affirmative decision to approve the sale of the Company. Public announcement of Oshkosh’s approach would have been inappropriate and disruptive to JLG’s operations and to JLG’s ability to negotiate the terms of the sale with Oshkosh. Moreover, it would have been unnecessarily disruptive to the lives of our Team Members and to our business in general.

In addition, state and federal law impose a variety of confidentiality rules and restrictions, which are monitored by the SEC and others, relating to the dissemination of non-public information and to insider trading. Knowledge of the impending sale prior to its public announcement could have had an impact on stock prices and purchases, and could have led to inadvertent exposure to our Team Members under the federal and state securities laws. Finally, in early

Posted October 23, 2006
September the company signed a confidentiality agreement restricting the ability of both parties to release any information — including to our Team Members — prior to the formal press release.
15.	Why was it public before employees found out?

A formal communication plan had been developed by JLG to inform Team Members about the merger as soon as the formal public announcement was made at its scheduled time, 7:00 am EST on Monday, October 16. JLG was committed to communicating this information to our Team Members at the time that the public announcement was made, and did not release any information to the press prior to the public announcement.

16.	Will there be any management changes?

Between now and the close of the transaction Bill Lasky and the current management team will continue to lead JLG. During the initial integration period (between now and the close of the transaction) both companies will be working together to establish the on-going JLG management team.

17.	Will plants or portions of plants be relocated? What about our jobs?

Oshkosh has no immediate plans to close JLG plants or consolidate operations. The talent and skills of our Team Members will be needed to continue to operate the business and meet the needs of our customers.

18.	What affect does it have with the CAT contract?

Oshkosh has committed to fulfilling the alliance and growing the relationship with Caterpillar and its global dealers network.

19.	How is this going to affect PartsPlus?

Oshkosh has no immediate plans to close JLG plants or consolidate operations. The talent and skills of our Team Members will be needed to continue to operate the business and meet the needs of our customers.

20.	When will we learn more about the Oshkosh Organization?

We have received many questions about the Oshkosh organization. More information will be communicated as it becomes available or you can visit their website at: www.oshkoshtruckcorporation.com
Where you can find additional information about the transaction.
     A shareholders meeting will be announced soon to obtain shareholder approval for the merger. The Company intends to file with the Securities and Exchange Commission a proxy statement and other relevant materials in connection with the Merger. The proxy statement will be mailed to the Company’s shareholders. THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE COMPANY. Investors and shareholders may obtain free copies of these materials (when they are available) and other documents filed with the SEC at the SEC’s website at www.sec.gov. A free copy of the proxy statement when it becomes available may also be obtained from the Company, at 1 JLG Drive, McConnellsburg, PA, 17233-9533. The

Posted October 23, 2006
Company and its officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the merger. Investors and shareholders may obtain more detailed information regarding the direct and indirect interests of the Company and its respective executive officers and directors in the proposed merger by reading the proxy statement, which will be filed with the SEC.